EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 2 to this Registration Statement on Form S-1 of GBank Financial Holdings Inc. of our report dated March 12, 2025, relating to the consolidated financial statements of GBank Financial Holdings Inc., appearing in the Prospectus, which is part of this Registration Statement.

/s/ RSM US LLP

Las Vegas, Nevada

April 1, 2025